Exhibit 23.1

Consent of Independent Registered

Public Accounting Firm

We consent to the inclusion in this Current Report on Form 8-K (Amendment No. 1) and the incorporation by reference in Registration Statement Nos. 333-145840, 333-167598, and 333-188171 on Form S-3 and Registration Statement Nos. 333-135506, 333-150869, 333-157927, 333-157929, 333-160222, 333-164468, 333-172041, 333-180517, 333-187254, 333-194624, and 333-201204 on Form S-8 of Paratek Pharmaceuticals, Inc. (formerly known as Transcept Pharmaceuticals, Inc.) of our report, which includes an explanatory paragraph related to Paratek Pharmaceuticals, Inc.’s ability to continue as a going concern, dated August 28, 2014, on our audits of the financial statements of Paratek Pharmaceuticals, Inc. as of December 31, 2013 and 2012 and for the years then ended.

Vienna, Virginia

January 9, 2015